UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2006
BioMed Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-32261 (Commission File No.)	20-1142292 (I.R.S. Employer Identification No.)
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 485-9840

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On June 28, 2006, BioMed Realty, L.P. (the “Operating Partnership”), the operating partnership subsidiary of BioMed Realty Trust, Inc. (“BioMed”), entered into an amended and restated unsecured revolving credit facility and a first amendment to its secured term loan facility with KeyBank National Association (“KeyBank”), as administrative agent, and certain other lenders.
     The amendment and restatement of the revolving credit facility increased the company’s available borrowings from $250 million to $500 million and extended the maturity date of the facility to June 27, 2009. Subject to the administrative agent’s reasonable discretion, the company may increase the amount of the revolving credit commitments to $700 million upon satisfying certain conditions. In addition, the company, at its sole discretion, may extend the maturity date of the revolving credit facility to June 27, 2010 after satisfying certain conditions and paying an extension fee totaling 0.15% of the then current line commitment. The revolving credit facility bears interest at a floating rate equal to, at the company’s option, either (1) reserve adjusted LIBOR plus a spread which ranges from 110 to 160 basis points, depending on the company’s leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on the company’s leverage.
     The terms of the amended and restated revolving credit facility include certain revised restrictions and covenants, which limit, among other things, the payment of dividends, and the incurrence of additional indebtedness and liens. The terms also require compliance with financial covenants relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, leverage ratio, interest coverage, the maximum amount of secured and recourse indebtedness, and certain investment limitations. Subject to certain exceptions, the dividend restriction referred to above generally provides that, except to enable BioMed to continue to qualify as a REIT for federal income tax purposes, BioMed will not during any four consecutive quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations, as defined, for such period. The amended and restated revolving credit facility specifies a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due, and noncompliance with covenants and defaults under other agreements or instruments of indebtedness. Upon the occurrence of an event of default, the lenders may terminate the revolving credit facility and declare all amounts outstanding to be immediately due and payable.
     The terms of the amendment to the secured term loan facility include certain revised restrictions and covenants consistent with the amendment and restatement of the revolving credit facility. The secured term loan continues to have a maturity date of May 30, 2010 and bears interest at a floating rate equal to, at the company’s option, either (a) reserve adjusted LIBOR plus 225 basis points or (b) the higher of (1) the prime rate then in effect plus 50 basis points and (2) the federal funds rate then in effect plus 100 basis points. The company has entered into an interest rate swap agreement, which will have the effect of fixing the interest rate on the secured term loan at 6.4%. Borrowings under the secured term loan are, subject to certain exceptions, secured by the Operating Partnership’s interest in any distributions of its subsidiaries that own subject properties, which are generally those properties subject to first lien indebtedness, as a well as a pledge of the Operating Partnership’s equity interest in one of its subsidiaries that owns a subject property, and are further evidenced by security agreements, notes and other related documents. The secured term loan currently is secured by 14 properties. The terms of the secured term loan include restrictions, covenants and events of default similar to those contained in the amended and restated revolving credit facility. Upon the occurrence of an event of default, the lenders may terminate the secured term loan and declare all amounts outstanding to be immediately due and payable.
     The foregoing description of the amendments to the KeyBank credit facilities does not purport to be complete and is qualified in its entirety by reference to the complete text of the first amended and restated unsecured credit agreement and first amendment to secured term loan agreement, which are filed as exhibits to this report and incorporated herein by reference.
     In connection with the amendments to the credit facilities, BioMed issued a press release, which is attached as Exhibit 99.1 hereto.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed herewith:

Exhibit
Number	Description of Exhibit
10.1	First Amended and Restated Unsecured Credit Agreement, dated as of June 28, 2006, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.
10.2	First Amendment to Secured Term Loan Agreement, dated as of June 28, 2006, by and among BioMed Realty, L.P., KeyBank National Association, as Administrative Agent, and certain lenders party thereto.
99.1	Press release issued by BioMed Realty Trust, Inc. on June 29, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMED REALTY TRUST, INC.
Date: July 3, 2006	By:	/s/ R. KENT GRIFFIN, JR.
		Name:	R. Kent Griffin, Jr.
		Title:	Chief Financial Officer